Exhibit 12.1


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

VISHAY INTERTECHNOLOGY, INC.
RATIO OF EARNINGS TO FIXED CHARGES

                                                             Nine months   Year         Year      Year         Year        Year
                                                               Ended       Ended       Ended     Ended        Ended       Ended
                                                              9/30/03     12/31/02    12/31/01  12/31/00     12/31/99    12/31/98

Net Earnings

      Income before income taxes and minority interest          31,722   (100,045)     10,103    690,225     134,711      42,646

      Fixed charges                                             37,624     38,371      26,027     33,792      61,290      57,384

      Less: Equity in income of affiliates                           0          0           0     (2,573)     (2,195)     (1,084)

                                                              --------   --------    --------   --------    --------    --------
Earnings, as adjusted                                           69,346    (61,674)     36,130    721,444     193,806      98,946
                                                              ========   ========    ========   ========    ========    ========

Fixed Charges

      Interest expense                                          29,192     28,761      16,848     25,177      53,296      49,038

      Portion of rent expense representative of interest         7,734      9,125       7,588      7,143       7,130       7,901

      Amortization of deferred issuance costs                      698        485       1,591      1,472         864         445

                                                              --------   --------    --------   --------    --------    --------
Total Fixed Charges                                             37,624     38,371      26,027     33,792      61,290      57,384
                                                              ========   ========    ========   ========    ========    ========

Ratio of earnings to fixed charges                                1.84       --          1.39      21.35        3.16        1.72
                                                              ========   ========    ========   ========    ========    ========
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